Exhibit 99.1

Limoneira Closes $20 Million Sale of its Oxnard Packing Facility

Transaction is Continuation of Updated Asset-Light Strategic Plan to Increase Stockholder Value through Selective Monetization of Certain Assets

Company Will Lease Wash and Storage Space from Purchaser at no Additional Net Cost and Utilize the $20 Million to Reduce Overall Debt

Company Expects Additional Monetization Events in the Near Future

SANTA PAULA, Calif.--(BUSINESS WIRE)—October 31, 2022-- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced it has closed its previously announced sale of its Oxnard Lemon Packing Facility (“OLA”) in Ventura County, California to Ventura County Railway Company for $20 million in cash proceeds. The Company expects to record an approximate gain of $900,000 gain on this transaction to be recognized in the fiscal fourth quarter 2022 ending October 31, 2022, and utilize the $20 million proceeds to reduce the Company’s debt.

Harold Edwards, President and Chief Executive Officer of the Company, stated, “The successful closing of the sale of the Oxnard facility is the second transaction this month that highlights our strategy to monetize over $150 million of certain non-core assets as we streamline operations, expect to improve consistency of earnings and increase EBITDA and dividend per share. Our updated strategic plan also includes expanding One World of Citrus and increasing our avocado plantings. We have over 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina with fair-market-values of over $600 million in today’s market, yet a book value on Limoneira’s balance sheet of $220 million. This is primarily because many of these assets were acquired years ago at a low-cost basis. Selective monetization of certain assets in Limoneira’s portfolio creates a tremendous value opportunity for our stockholders.”

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.